Exhibit 5.03

CERTIFICATE OF DESIGNATIONS,

PREFERENCES AND RIGHTS

OF

SERIES C CUMULATIVE PREFERRED STOCK

OF

THE NASDAQ STOCK MARKET, INC.

Pursuant to Section 151 of the

Delaware General Corporation Law

The Nasdaq Stock Market, Inc., a Delaware corporation (the “Corporation”), certifies that pursuant to the authority contained in its Restated Certificate of Incorporation (the “Certificate of Incorporation”) and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation (the “Board of Directors”), acting by unanimous written consent, adopted the following resolution, which resolution remains in full force and effect as of the date hereof:

DOES HEREBY CERTIFY THAT:

RESOLVED, that there is hereby established a series of authorized preferred stock consisting of 1,338,402 shares, which series shall have the following powers, designations, preferences and relative, participating, optional or other rights, and the following qualifications, limitations and restrictions (in addition to any powers, designations, preferences and relative, participating, optional or other rights, and any qualifications, limitations and restrictions, set forth in the Certificate of Incorporation):

Section 1.                                          Designation and Amount.  The series of preferred stock created hereby shall be designated “Series C Cumulative Preferred Stock,” par value $.01 per share (hereinafter called the “Series C Preferred Stock”) and the number of shares constituting such series shall be 1,338,402.

Section 2.                                          Dividends; Ranking.

(a)                                  The holders of the Series C Preferred Stock shall be entitled to receive when, as and if declared by the Board of Directors out of the funds legally available therefor,

(i)             during the period commencing July 1, 2004 (the “Calculation Date”) and ending the date that is the second anniversary of the Calculation Date (the “Second Anniversary Date”) cash dividends, at the annual rate of 3.00% of the Series C Preferred Stock Liquidation Preference (as defined below) per annum per share, and no more, which shall be fully cumulative and shall accrue without interest from the Calculation Date, and

(ii)          during the period commencing the date which is the day immediately following the Second Anniversary Date (the “10.60% Dividend Date”), cash dividends, at the annual rate of 10.60% of the Series C Preferred Stock Liquidation Preference per annum per share, and no more, which shall be fully cumulative and shall accrue without interest from the 10.60% Dividend Date.

Notwithstanding the foregoing, no dividends shall accrue in respect of the period commencing on the Calculation Date and ending on September 30, 2004.  Dividends shall be paid quarterly in arrears in equal amounts for the periods ended March 31, June 30, September 30 and December 31 of each year (each, a “Quarterly Date”) (prorated for any partial dividend period) no later than 15 days after such Quarterly Date (each such date being referred to herein as a “Dividend Payment Date”), commencing with the period ending December 31, 2004 (and in the case of any accrued but unpaid dividends, at such additional times and for such interim periods, if any, as determined by the Board of Directors) to the holders of record as they appear on the stock books of the transfer agent for the Corporation (the “Transfer Agent”) on the immediately preceding March 15, June 15, September 15 and December 15, respectively, (and in the case of accrued and unpaid dividends to be paid at such additional times and for such interim periods, if any, on such record dates, which shall be not more than 30 days nor less than 10 days preceding the Dividend Payment Dates, as fixed by the Board of Directors) (each such date being referred to herein as a “Series C Record Date”), provided that holders of shares of Series C Preferred Stock called for redemption on a redemption date falling between any Series C Record Date and the corresponding Dividend Payment Date shall, in lieu of receiving such dividend payment on the Dividend Payment Date fixed therefor, receive such dividend payment together with all other accrued and unpaid dividends on the date fixed for redemption.  The amount of dividends payable per share of Series C Preferred Stock for each quarterly dividend period shall be computed, which computation shall be made within five Business Days of the Dividend Payment Date, by dividing the annual dividend amount per share by four and adding to such amount the amount of all accrued and unpaid dividends.  The amount of dividends payable for the initial dividend period and dividends payable for any other period that is shorter or longer than a full quarterly dividend period shall be computed on the basis of a 360-day year consisting of twelve 30-day months.  Holders of shares of Series C Preferred Stock shall not be entitled to receive any dividends, whether payable in cash, property or stock, which are in excess of the cumulative dividends provided for herein.

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which state or federally chartered banking institutions in New York, New York are not required to be open.

(b)                                 The Series C Preferred Stock shall rank, both as to the payment of dividends and as to the distribution of assets upon Liquidation (as defined below), senior to any existing and future classes or series of equity securities of the

Corporation, including, without limitation, the Corporation’s Common Stock, par value $.01 per share (the “Common Stock”), and the Corporation’s Series B Preferred Stock, par value $.01 (“Series B Preferred Stock”).

(c)                                  So long as any shares of the Series C Preferred Stock are outstanding, no dividends (other than dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase, or to effectuate a stock split, on shares of Junior Securities (as defined below)) shall be declared or paid or set apart for payment on Junior Securities, for any period, nor, except for the Series B Preferred Stock, shall any Junior Securities be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of shares of Common Stock made for the purposes of incentive or benefit plans or arrangements of the Corporation or any subsidiary thereof) for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such Junior Securities) by the Corporation (except for conversion into or exchange into other Junior Securities) unless, in each case, prior to or currently with such declaration, payment or setting apart for payment all accrued and unpaid dividends on all outstanding shares of the Series C Preferred Stock shall have been paid or set apart for payment and any such dividend on shares of Junior Securities or consideration for any such redemption, purchase or other acquisition of Junior Securities shall consist only of cash or Common Stock or options, warrants or rights to subscribe for or purchase Common Stock.

(d)                                 As used in this Certificate of Designations, the term “Junior Securities” means any class or series of stock or equity securities of the Corporation that by its terms is junior to the Series C Preferred Stock, either as to the payment of dividends or as to the distribution of assets upon Liquidation, or both, including the Common Stock and the Series B Preferred Stock.

(e)                                  For purposes of the Series C Preferred Stock, the amount of dividends “accrued” on any share of stock of any class or series as of any date shall be deemed to be the amount of any unpaid dividends accumulated thereon to and including the date of such determination.

Section 3.                                          Preference on Liquidation.

(a)                                  In the event of the Liquidation of the Corporation, the holders of the Series C Preferred Stock shall be entitled to have paid to them out of the assets of the Corporation available for distribution to stockholders before any distribution is made to or set apart for the holders of shares of Common Stock, Series B Preferred Stock or other Junior Securities, an amount in cash per share equal to the sum of (x) $100.00 per share plus all accrued and unpaid dividends thereon, whether or not declared, to the date of Liquidation and (y) the Additional Liquidation Preference (as defined below, such sum, the “Series C Preferred Stock Liquidation Preference”); provided, however, upon a Liquidation in which upon distribution of assets some or all of the consideration shall be paid other than in cash, then the Series C Preferred Stock Liquidation Preference shall be payable in such form of consideration as shall be payable generally to stockholders upon such Liquidation, and if there shall be more than one type of consideration payable upon such Liquidation, then the Series C Preferred Stock Liquidation Preference shall be comprised of cash, to the full extent available, and such other type of consideration, it being understood that no holders of Junior Securities shall be entitled to receive any consideration (cash or otherwise) unless and until the aggregate Series C Preferred Stock Liquidation Preference shall have been paid in full.

(b)                                 If, upon any Liquidation, the assets of the Corporation or proceeds thereof distributable among the holders of shares of the Series C Preferred Stock shall be insufficient to permit the payment in full of the Series C Preferred Stock Liquidation Preference for each share of the Series C Preferred Stock then outstanding, then such assets or proceeds thereof shall be distributed among such holders of Series C Preferred Stock ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.

(c)                                  In the event of a Liquidation, the Corporation shall give, by certified mail, return receipt requested, postage prepaid, addressed to each holder of any shares of Series C Preferred Stock at the address of such holder as shown on the books of the Corporation, at least 20 days’ prior written notice of the date on which the books of the Corporation shall close or a record shall be taken for determining rights to vote in respect of any such Liquidation and of the date when the same shall take place.

(d)                                 As used in this Certificate of Designations,

(i)             the term “Liquidation” shall be deemed to include (1) any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, (2) the sale, lease, abandonment, transfer or other disposition (each, a “Transfer”) by the Corporation of all or substantially all its assets for cash or other consideration where (A) the Board of Directors is required, pursuant to the law of the state of incorporation of the Corporation, to approve such Transfer and (B) at the time of such Transfer no holder of Series C Preferred Stock, directly or indirectly, in the aggregate, has affirmative voting control of the Corporation either through ownership of capital stock or other equity securities or through representation on the Board of Directors (any Transfer satisfying the foregoing clauses (A) and (B) being referred to herein as a “Qualifying Asset Sale”); provided that a Transfer where the Corporation’s consolidated economic interest in the assets does not change shall not constitute a Qualifying Asset Sale, and (3) any merger or consolidation of the Corporation into or with any other person or persons where (x) the Corporation is not the surviving person and where the holders of shares of Common Stock immediately prior to such merger or consolidation do not hold at least a majority of the Common Stock or the common stock or comparable equity of the surviving or resulting person or of the parent of such surviving or resulting person immediately after such merger or consolidation, (y) the Board of Directors is required, pursuant to the law of the state of incorporation of the Corporation, to approve such merger or consolidation and (z) at the time of such merger or consolidation, no holder of Series C Preferred Stock, directly or indirectly, in the aggregate, has affirmative voting control of the Corporation either through ownership of capital stock or other equity securities or through representation on the Board of Directors (any merger or consolidation satisfying the foregoing clauses (x), (y) and (z), being referred to herein as a “Qualifying Merger”).  For the avoidance of doubt, “Liquidation” shall not be deemed to include (i) a consolidation or merger of the Corporation into or with any other entity or entities other than a Qualifying Merger, (ii) other than in connection with a Qualifying Merger, a transaction or series of related transactions that results in the transfer of more than 50% of the voting power of the Corporation and (iii) the Transfer by the Corporation of all or substantially all its assets other than in connection with a Qualifying Asset Sale or in connection with a plan of liquidation, dissolution or winding up of the Corporation.  Notwithstanding the foregoing, if at any time after the date of the original issuance of the Series C Preferred Stock (the “Issue Date”), the Board of Directors determines in good faith, based upon a review of relevant information, including a written opinion of its independent auditors, that as a result of any change in U.S. generally accepted accounting principles or any applicable U.S. accounting authority, treating a Qualifying Merger or a Qualifying Asset Sale as a Liquidation would no longer permit the Series C Preferred Stock to be accounted for as stockholders’ equity of the Corporation, a “Liquidation” will no longer be deemed to include a Qualifying Merger or a Qualifying Asset Sale, as the case may be; provided, however, that the Corporation shall provide prompt notice of such determination by the Board of Directors, together with a copy of the written opinion of the Corporation’s independent auditors referred to above, to each holder of the Series C Preferred Stock.  For purposes of this Section 3(d)(i) and Section 6, “person” means any natural person, corporation, general or limited partnership, limited liability company, joint venture, trust, association or entity of any kind.

(ii)          the term “Additional Liquidation Preference” shall mean the amount per share calculated as follows:

(1)                                  If (x) the Liquidation results from a Qualifying Asset Sale or a Qualifying Merger and (y) the Reference Price (as defined in Section 5(h) hereof) is less than the Liquidation Price, then the “Additional Liquidation Preference” shall mean the amount per share calculated as follows:

(A)                              If the date of Liquidation occurs prior to the First Anniversary Date (as defined below), then the “Additional Liquidation Preference” shall mean the amount per share in cash equal to the amount in respect of deemed additional dividend on $100.00 calculated at the annual rate of 4.60% for the period commencing on the Calculation Date and ending on, but excluding, the date of Liquidation;

(B)                                If the date of Liquidation occurs after the First Anniversary Date but on or prior to the Second Anniversary Date, then the “Additional Liquidation Preference” shall mean the amount per share in cash equal to (x) $4.60, plus (y) an amount in respect of deemed additional dividend on $100.00 calculated at the annual rate of 7.60% for the period commencing on the day immediately following the First Anniversary Date and ending on, but excluding, the date of Liquidation; or

(C)                                If the date of Liquidation occurs after the Second Anniversary Date, then the “Additional Liquidation Preference” shall mean the amount per share in cash equal to $12.20; and

(2)                                  If the terms of clause (1) or sub-clauses (1)(A), (1)(B) or (1)(C) above are not applicable, then the “Additional Liquidation Preference” shall equal $0.00.

(iii)       the term “Liquidation Price” shall mean (A) the Closing Price (as defined in Section 5(h) hereof and substituting the date of Liquidation for the redemption date) (in the case of a Liquidation as a result of a Qualifying Asset Sale) and (B) the Closing Price (as defined in Section 5(h) hereof and substituting the date immediately prior to the effective date of the Qualifying Merger for the redemption date) (in the case of a Liquidation as a result of a Qualifying Merger).

Section 4.                                          Voting.

(a)                                  Except as herein provided or as otherwise required by applicable law, holders of Series C Preferred Stock shall have no voting rights.

(b)                                 If and whenever four consecutive quarterly dividends payable on the Series C Preferred Stock have not been paid in full, the number of directors then constituting the Board of Directors shall be increased by two and the holders of the Series C Preferred Stock, voting as a single class, shall be entitled, in accordance with the Certificate of Incorporation and subject to the requirements of applicable laws, rules and regulations, to elect the two additional directors to serve on the Board of Directors at any annual meeting of stockholders or special meeting held in place thereof, or at a special meeting of the holders of the Series C Preferred Stock called as hereinafter provided.  Whenever all arrears in dividends on the Series C Preferred Stock then outstanding shall have been paid or the Corporation shall have repurchased and redeemed all then-outstanding shares of Series C Preferred Stock, as the case may be, then the right of the holders of the Series C Preferred Stock to elect such additional two directors shall cease (but subject always to the same provisions for the vesting of such voting rights in the case of any similar future arrearages in four consecutive quarterly dividends), and the terms of office of all persons elected as directors by the holders of the Series C Preferred Stock shall forthwith terminate and the number of the Board of Directors shall be reduced accordingly.  At any time after such voting power shall have been so vested in the holders of shares of the Series C Preferred Stock, the secretary of the Corporation may, and upon the written request of holders of at least 25% of the outstanding shares of Series C Preferred Stock (addressed to the secretary at the principal office of the Corporation) shall, call a special meeting of the holders of the Series C Preferred Stock for the election of the two directors, who shall satisfy all requirements of the Corporation’s By-Laws, Certificate of Incorporation, applicable laws, rules and regulations for service as members of the Board of Directors, to be elected by them as herein provided, such call to be made by notice similar to that provided in the By-Laws of the Corporation for a special meeting of the stockholders or as required by law.  If any such special meeting required to be called as above provided shall not be called by the secretary within 20 days after receipt of any such request, then any holder of shares of Series C Preferred Stock may call such meeting, upon the notice above provided, and for that purpose shall have access to the stock books of the Corporation.  The directors elected at any such special meeting shall hold office until the next annual meeting of the stockholders or special meeting held in lieu thereof if such office shall not have previously terminated as above provided.  If any vacancy shall occur among the directors elected by the holders of the Series C Preferred Stock, a successor shall be appointed by the then-remaining director elected by the holders of the Series C Preferred Stock or the successor of such remaining director of a person who satisfies all requirements of the Corporation’s By-Laws, Certificate of Incorporation, applicable laws, rules and regulations for service as a member of the Board of Directors, to serve until the next annual meeting of the stockholders or special meeting held in place thereof if such office shall not have previously terminated as provided herein.  If at any time both director positions elected by the holders of the Series C Preferred Stock are vacant at the same time, the Board of Directors shall appoint such persons as designated by a majority of the holders of the Series C Preferred Stock who satisfy all requirements of the Corporation’s By-Laws, Certificate of Incorporation, applicable laws, rules and regulations for service as a member of the Board of Directors, to serve until the next annual meeting of the stockholders or special meeting held in place thereof if such office shall not have previously terminated as provided herein.  Directors elected or appointed in accordance with this Section 4(b) may only be removed with the written consent of at least 66 2/3% in Series C Preferred Stock Liquidation Preference of the outstanding shares of Series C Preferred Stock or the vote of holders of at least 66 2/3% in Series C Preferred Stock Liquidation Preference of the outstanding shares of Series C Preferred Stock at a meeting of the holders of Series C Preferred Stock called for such purpose.

(c)                                  Without the written consent of the holders of at least 66 2/3% in Series C Preferred Stock Liquidation Preference of the outstanding shares of Series C Preferred Stock or the vote of holders of at least 66 2/3% in Series C Preferred Stock Liquidation Preference of the outstanding shares of Series C Preferred Stock at a meeting of the holders of Series C Preferred Stock called for such purpose, the Corporation will not amend, alter or repeal any provision of the Certificate of Incorporation (by merger or otherwise) so as to adversely affect the preferences, rights or powers of the Series C Preferred Stock; provided that any such amendment that changes the dividend payable on or the liquidation preference of the Series C Preferred Stock shall require the affirmative vote at a meeting of holders of Series C Preferred Stock called for such purpose or written consent of the holder of each share of Series C Preferred Stock.

(d)                                 In exercising the voting rights set forth in this Section 4, each share of Series C Preferred Stock shall have one vote per share, except that when any other series of preferred stock shall have the right to vote with the Series C Preferred Stock as a single class on any matter, then the Series C Preferred Stock and such other series shall have with respect to such matters one vote per $100 of stated liquidation preference, disregarding any provision for accrued and unpaid dividends.  Except as otherwise required by applicable law or as set forth herein, the shares of Series C Preferred Stock shall not have any relative, participating, optional or other special voting rights and powers and the consent of the holders thereof shall not be required for the taking of any corporate action.

Section 5.                                          Redemption.

(a)                                  Optional Redemption. Subject to the provisions of this Section 5, to the extent the Corporation shall have funds legally available for such payment, the Corporation shall have the right, exercisable from time to time, to redeem, at its option, in part or in whole, then-outstanding shares of Series C Preferred Stock at an amount per share equal to the Redemption Price plus the Additional Redemption Amount (each as defined below); provided, however, that no holder of Series C Preferred Stock, directly or indirectly, in the aggregate, has affirmative voting control of the Corporation either through ownership of capital stock or other equity securities, or through representation on the Board of Directors, at the time the Corporation determines to exercise its redemption right pursuant to this Section 5(a).

(b)                                 Mandatory Redemption Upon an IPO.  In the event of a sale by the Corporation of shares of Common Stock in the first underwritten public offering (the “IPO”) of Common Stock pursuant to a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), the Corporation shall, within 10 Business Days from the consummation of the IPO, use the net proceeds to the Corporation from the IPO (the “IPO Net Proceeds”) to redeem, in part or in whole, the maximum number, rounded downward to the nearest share, of outstanding shares of Series C Preferred Stock that may be redeemed at an amount per share equal to the Redemption Price plus the Additional Redemption Amount through application of the IPO Net Proceeds.

(c)                                  Mandatory Redemption Upon a Non-IPO Sale of Capital Stock.  In the event of a sale by the Corporation or any of its Restricted Subsidiaries (as defined below) of shares of their capital stock or other equity securities for cash proceeds from time to time, other than in the IPO, the Corporation shall, within 60 days from the consummation of such sale, use the net proceeds to the Corporation or any of its Restricted Subsidiaries from any such sale (the “Stock Sale Net Proceeds”) to redeem, in whole or in part, the maximum number, rounded downward to the nearest whole share, of outstanding shares of Series C Preferred Stock that may be redeemed at an amount per share equal to the Redemption Price plus the Additional Redemption Amount through application of the Stock Sale Net Proceeds.  The obligations of this Section 5(c) shall not apply:

(i)             if the aggregate net proceeds in any transaction or series of transactions with respect to sales of capital stock by the Corporation or any Restricted Subsidiary does not exceed $10,000,000;

(ii)          to sales of capital stock in connection with a joint venture, strategic alliance or other similar arrangement, in any such case the primary purpose of which is other than the raising of capital for the Corporation and the consideration involved in such transaction is not predominantly comprised of cash, in each case as determined in good faith by the Board of Directors; provided, however, that for the purposes of this Section 5(c)(ii) any transaction or series of transactions that involves cross-shareholdings obtained through substantially similar cash investments shall not be deemed to have a primary purpose of raising capital or to involve predominantly cash consideration; or

(iii)       to any issuance of shares of equity securities, or securities convertible into equity, by the Corporation or a Restricted Subsidiary, as the case may be, pursuant to benefit plans or arrangements for employees, officers, directors or consultants, or pursuant to warrants or convertible subordinated debentures outstanding on the Issue Date.

(d)                                 If the Corporation shall redeem shares of Series C Preferred Stock pursuant to this Section 5, notice of such redemption shall be given by certified mail, return receipt requested, postage prepaid, mailed not less than two days nor more than 45 days prior to the redemption date, to each holder of record of the shares to be redeemed at such holder’s address as the same appears on the stock books of the Transfer Agent.  Any notice that was mailed in the manner herein provided shall be conclusively presumed to have been duly given on the date mailed whether or not the holder receives the notice.  Each such notice shall state: (i) the redemption date; (ii) the number of shares of Series C Preferred Stock to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the number of shares to be redeemed from such holder; (iii) the amount payable; (iv) the place or places where certificates for such shares are to be surrendered for payment of the amount per share equal to the Redemption Price plus the Additional Redemption Amount; and (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date, except as otherwise provided herein.

(e)                                  Upon surrender in accordance with notice given pursuant to this Section 5 of the certificates for any shares of Series C Preferred Stock (properly endorsed or assigned for transfer, if the Board of Directors of the Corporation shall so require and the notice shall so state), such shares shall be redeemed by the Corporation at an amount per share equal to the Redemption Price plus the Additional Redemption

Amount.  If fewer than all the outstanding shares of Series C Preferred Stock are to be redeemed, the number of shares to be redeemed shall be determined by the Board of Directors in accordance with this Certificate of Designations and the shares to be redeemed shall be selected pro rata (with any fractional shares being rounded down to the nearest whole share).  In case fewer than all the shares of Series C Preferred Stock represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

(f)                                    If notice has been mailed as aforesaid, from and after the redemption date (unless default shall be made by the Corporation in providing for the payment of an amount per share equal to the Redemption Price plus the Additional Redemption Amount of the shares called for redemption), (i) except as otherwise provided herein, dividends on the shares of Series C Preferred Stock so called for redemption shall cease to accrue, (ii) said shares shall no longer be deemed to be outstanding, and (iii) all rights of the holders thereof as holders of the Series C Preferred Stock shall cease (except the right to receive from the Corporation an amount per share equal to the Redemption Price plus the Additional Redemption Amount without interest thereon, upon surrender and endorsement of their certificates if so required).

(g)                                 In the event of a redemption of shares of Series C Preferred Stock in which the Corporation is required to pay an Additional Redemption Amount, the Corporation may, at its option, pay the Additional Redemption Amount, in part or in whole, in shares of Common Stock (or fractional shares thereof) in lieu of cash.  For purposes of determining the number of shares of Common Stock to be issued in respect of the Additional Redemption Amount, each share of Common Stock to be issued shall have a deemed value of the Applicable Price.

(h)                                 Certain Definitions.  As used in this Certificate of Designations,

(i)             “Additional Redemption Amount” shall mean the amount per share calculated as follows:

(1)                                  If (A) the redemption date occurs on or prior to the date that is first anniversary of the Calculation Date (“First Anniversary Date”) and (B) the Reference Price (as defined below) is less than the Applicable Price (as defined below), then the “Additional Redemption Amount” shall mean the amount per share in cash equal to the amount in respect of deemed additional dividend on $100.000 calculated at the annual rate of 4.60% for the period commencing on the Calculation Date and ending on, but excluding, the applicable redemption date;

(2)                                  If (A) the redemption date occurs after the First Anniversary Date but on or prior to the Second Anniversary Date and (B) the Reference Price is less than the Applicable Price, then the “Additional Redemption Amount” shall mean the amount per share in cash equal to (x) $4.60, plus (y) an amount in respect of deemed additional dividend on $100.000 calculated at the annual rate of 7.60% for the period commencing on the day immediately following the First Anniversary Date and ending on, but excluding, the applicable redemption date;

(3)                                  If (A) the redemption date occurs after the Second Anniversary Date and (B) the Reference Price is less than the Applicable Price, then the “Additional Redemption Amount” shall mean the amount per share in cash equal to $12.20; or

(4)                                  If the terms of clauses (1), (2) or (3) above are not applicable, then the “Additional Redemption Amount” shall equal $0.00.

(ii)          “Applicable Price” shall mean (1) the Closing Price (as defined below) (in the case of a redemption pursuant to Section 5(a)), (2) the public offering price per share of Common Stock pursuant to an IPO (in the case of a redemption pursuant to Section 5(b)), (3) the public offering price per share of Common Stock pursuant to a sale of Common Stock (in the case of a redemption pursuant to Section 5(c) where such redemption is the result of a sale of Common Stock) or (4) the Closing Price (in the case of a redemption pursuant to Section 5(c) where such redemption is the result of a sale of capital stock or equity securities other than Common Stock).

(iii)       “Closing Price” shall mean the arithmetic average of the 4:00 p.m. Eastern Time closing sales prices of the Common Stock reported on the OTC Bulletin Board or The Nasdaq Stock Market for the 30 consecutive trading days immediately preceding, but not including, the redemption date.

(iv)      “Redemption Price” shall mean the redemption price per share in cash equal to $100.00 plus any accrued and unpaid dividends in arrears to, but excluding, the applicable redemption date.

(v)         “Reference Price” shall mean $7.00.

(vi)      “Restricted Subsidiary” shall be deemed to mean any direct or indirect subsidiary of the Corporation other than (i) any subsidiary set forth on Schedule A hereto and (ii) any subsidiary that is formed in connection with a joint venture, strategic alliance or other similar arrangement and the primary purpose of which is other than the raising of capital, as determined in good faith by the Board of Directors.

Section 6.                                          Merger or Consolidation.  In the event of a merger or consolidation of the Corporation with or into any person pursuant to which the Corporation shall not be the continuing person and that does not constitute a Liquidation within the meaning of Section 3(d)(i), the Series C Preferred Stock shall be converted into or exchanged for and shall become preferred shares of such successor or resulting company or, at the Corporation’s sole discretion, the parent of such successor or resulting company, having in respect of such successor or resulting company or parent of such successor or resulting company, substantially the same powers, preferences and relative participating, optional or other special rights, and the qualifications, limitations or restrictions thereon, that the Series C Preferred Stock had immediately prior to such transaction, and with any additional preferences, rights or powers as may be determined by the Corporation that would not adversely affect the preferences, rights or powers of the Series C Preferred Stock.

Section 7.                                          Limitation and Rights Upon Insolvency.  Notwithstanding any other provision of this Certificate of Designations, the Corporation shall not be required to pay any dividend on, or to pay any amount in respect to any redemption of, the Series C Preferred Stock at a time when immediately after making such payment the Corporation is or would be rendered insolvent (as defined by applicable law), provided, that the obligation of the Corporation to make any such payment shall not be extinguished in the event the foregoing limitation applies.

Section 8.                                          Shares to be Retired.  Any share of Series C Preferred Stock redeemed, exchanged or otherwise acquired by the Corporation shall be retired and canceled and shall upon cancellation be restored to the status of authorized but unissued shares of preferred stock, subject to reissuance by the Board of Directors as Series C Preferred Stock or as shares of preferred stock of one or more other series.

Section 9.                                          Record Holders.  The Corporation and the Transfer Agent, if any, may deem and treat the record holder of any shares of Series C Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor the Transfer Agent, if any, shall be affected by any notice to the contrary.

Section 10.                                   Transfer Restrictions.  Prior to the one-year anniversary date of the Issue Date, a holder of Series C Preferred Stock may not effect any offer, sale, pledge, transfer or other disposition or distribution (or enter into any agreement with respect to any of the foregoing) of Series C Preferred Stock without the prior written consent of the Corporation

Section 11.                                   Legends.

(a)                                  Prior to the one-year anniversary date of the Issue Date, any certificate representing shares of Series C Preferred Stock shall bear the following legend:

THE SHARES OF SERIES C PREFERRED STOCK, PAR VALUE $.01 PER SHARE, OF THE NASDAQ STOCK MARKET, INC. REPRESENTED BY THIS CERTIFICATE MAY NOT BE OFFERED, SOLD OR TRANSFERRED BY THE HOLDER HEREOF PRIOR TO NOVEMBER 29, 2005 WITHOUT THE PRIOR WRITTEN CONSENT OF THE NASDAQ STOCK MARKET, INC.

Subsequent to the one-year anniversary date of the Issue Date, the Corporation agrees, from time to time and at the request of a holder, to issue replacement certificates representing such holder’s shares of Series C Preferred Stock that do not bear the legend contained in Section 11(a).

(b)                                 Until no longer required by applicable law, any certificate representing shares of Series C Preferred Stock shall bear the following legend:

THE SHARES OF SERIES C PREFERRED STOCK, PAR VALUE $.01 PER SHARE, OF THE NASDAQ STOCK MARKET, INC. REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE OR FOREIGN JURISDICTION AND MAY NOT BE OFFERED, SOLD OR TRANSFERRED WITHOUT COMPLIANCE WITH APPLICABLE FEDERAL, STATE OR FOREIGN SECURITIES LAWS.

Subsequent to registration of the Series C Preferred Stock pursuant to the Securities Act, the Corporation agrees, from time to time and upon request of a holder, to issue replacement certificates representing such holder’s shares of Series C Preferred Stock that do not bear the legend contained in Section 11(b).  Prior to registration of the Series C Preferred Stock pursuant to the Securities Act, the Corporation agrees, from time to time and upon request of a holder, accompanied by an opinion of counsel for the holder reasonably satisfactory to the Corporation to the effect that registration of the Series C Preferred Stock is not required, to issue replacement certificates representing such holder’s shares of Series C Preferred Stock that do not bear the legend contained in Section 11(b).

Section 12.                                   Notices.  Except as may otherwise be provided for herein, all notices referred to herein shall be in writing, and all notices hereunder shall be deemed to have been given upon the earlier of (a) receipt of such notice, (b) three Business Days after the mailing of such notice if sent by registered mail (unless first-class mail shall be specifically permitted for such notice under the terms hereof) or (c) the Business Day following the date such notice was sent by overnight courier, in any case with postage or delivery charges prepaid, addressed:  if to the Corporation, to its offices at One Liberty Plaza, New York, New York 10006, Attention:  General Counsel, or to an agent of the Corporation designated as permitted by the Certificate of Incorporation, or, if to any holder of the Series C Preferred Stock, to such holder at the address of such holder of the Series C Preferred Stock as listed in the stock record books of the Corporation, or as the holder shall have designated by written notice similarly given by the holder and received by the Corporation.

Section 13.                                   Other Rights.  Other than as may be prescribed by law, the holders of the Series C Preferred Stock shall not have any other voting rights, conversion rights, preferences or special rights.

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Designations to be executed this 29th day of November, 2004.

THE NASDAQ STOCK MARKET, INC.

By:	/s/ Joan C. Conley
Name:	Joan C. Conley
Title:	Senior Vice President and Corporate Secretary

Schedule A

1.	Nasdaq Global Holdings
2.	Nasdaq International Ltd.
3.	Nasdaq Ltda
4.	Nasdaq Execution Services, LLC
5.	Nasdaq Europe Planning Company Ltd.
6	Nasdaq Technology Services, LLC
7	Nasdaq Financial Product Services Ireland Limited
8	Nasdaq Financial Products Services, Inc.
9	Nasdaq International Market Initiatives, Inc.
10.	Nasdaq Canada, Inc.
11.	Nasdaq Stock Market Educational Foundation Inc.
12.	Nasdaq Insurance Agency LLC